EMPLOYMENT AGREEMENT
EXHIBIT 10.47
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 19th day of March, 2008, by and between Old National Bancorp, an Indiana corporation (“Company”), and Allen R. Mounts (“Executive”), effective as of January 1, 2008.
Background
A. The Company wishes to continue the Executive’s employment as its Executive Vice President and Chief Administration Officer (and to support the Executive’s continued employment as Executive Vice President and Chief Administrative Officer of the Bank) on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on the terms and conditions provided herein.
B. By the severance and change of control provisions contained herein, the Company wishes to encourage the Executive to devote his full time and attention to the faithful performance of his management responsibilities and to assist the Board of Directors in evaluating business options and pursuing the best interests of the Company and its shareholders without being influenced by the uncertainties of his own employment situation.
C. The Company employs the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company’s Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information.
D. The Company and the Executive have previously entered into a Severance Agreement, dated January 1, 2006 (“2006 Severance Agreement”), which provides for the payment of termination benefits upon certain terminations of employment in the absence of a Change of Control.
E. The Company and the Executive have previously entered into a Change of Control Agreement, dated January 1, 2005 (“2005 Change of Control Agreement”), which provides for the payment of termination benefits upon certain terminations of employment following a Change of Control.
F. The Company and the Executive wish to enter into this Agreement, effective January 1, 2008, and wish for this Agreement to supersede the 2006 Severance Agreement and 2005 Change of Control Agreement in their entirety.

Agreement
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:
1. Defined Terms. Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A.
2. Term. The initial term of this Agreement shall begin on January 1, 2008, and shall continue through December 31, 2009; provided, however, that beginning on January 1, 2009, and on the first day of each year thereafter, the term of this Agreement shall automatically be extended by one year, unless either the Company or the Executive shall have provided notice to the other at least sixty (60) days before such date that the term shall not be extended. Notwithstanding the preceding provisions of this Section, if a Change of Control occurs during the term of this Agreement, such term shall not end before the second anniversary of the Change of Control; provided, however, this sentence shall apply only to the first Change of Control while this Agreement is in effect. If the Executive’s Employment Terminates during the Term, the obligations contained in the Restrictive Covenants shall survive the Term.
3. Position and Duties. At all times during the Term, the Executive shall (i) serve as Executive Vice President and Chief Administration Officer of the Company and Executive Vice President and Chief Administrative Officer of the Bank and, in such capacities, shall perform such duties and have such responsibilities as is typical for such positions, as well as any other duties as the Board may assign to him from time to time, (ii) diligently and conscientiously devote his full and exclusive business time, energy, and ability to his duties and the business of the Employing Companies, and (iii) comply with all directions by the Board (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Employing Companies. Notwithstanding the preceding provisions, the Executive may serve as a non-employee director, a volunteer, or in other such capacities for other entities not in competition with the Company’s Business.
4. Compensation, Benefits, and Expenses. During the Term and before the Termination of his Employment, the Company shall compensate (or cause the Bank to compensate) the Executive for his services as follows:
(a) Base Salary. The Executive shall receive a base salary at the annual rate of $225,662 from January 1, 2008 through March 31, 2008. Beginning April 1, 2008, the Executive shall receive a base salary at the annual rate of $234,662, as increased from time to time by the Board. During the Term, the Board may increase (but not decrease) the Executive’s base salary. Base salary payments shall be made in substantially equal installments pursuant to the Employing Companies’ established payroll procedures.
(b) Incentive Compensation. The Executive shall be entitled to incentive compensation, including equity-based compensation, as determined by the Board from time to time.
(c) Employee Benefits. The Executive shall be eligible to participate in such benefit plans as are made available to, and on such terms and conditions applicable to, other similarly situated executives. The Employing Companies may change or terminate any such benefit plan at any time, in its sole discretion, subject to applicable legal requirements.

(d) Vacation Benefits. The Executive shall be entitled to annual vacation in accordance with the Employing Companies’ policies as in effect from time to time for similarly situated executive employees, but not less than four (4) weeks of paid vacation per year.
(e) Reimbursement of Expenses. The Employing Companies shall reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of his duties. Such reimbursements shall be made in accordance with the Employing Companies’ established reimbursement policies, as in effect from time to time; provided, however, reimbursements for expenses incurred during a calendar year shall be made not later than March 15 of the following year.
5. Application of Agreement. This Agreement shall supersede the 2006 Severance Agreement and the 2005 Change of Control Agreement in their entirety. Under no circumstances shall the Executive be entitled to payments pursuant to both Section 7 and Section 8 of this Agreement.
6. Termination of Employment; Resignation of Officer and Director Positions. Subject to its payment obligations under this Section and Section 7 or 8, if applicable, the Company may Terminate the Executive’s Employment at any time, with or without cause. The Executive may voluntarily Terminate his Employment at any time by providing at least thirty (30) days prior notice to the Company. Regardless of whether his Termination of Employment is voluntary or involuntary, the Executive shall resign from all director positions with the Employer, effective as of his Termination Date. Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any benefits payable under Section 7 or 8:
(a) Any earned but unpaid base salary, at the Executive’s then effective annual rate, through his Termination Date, plus any accrued vacation pay due to the Executive under the Employing Companies’ vacation program through his Termination Date, which amounts shall be paid to the Executive not later than the payroll date for the payroll period next following his Termination Date.
(b) Provided that the Executive applies for reimbursement in accordance with the Employing Companies’ established reimbursement procedures (within the period required by such procedures but under no circumstances later than thirty (30) days after his Termination Date), the Employing Companies shall pay the Executive any reimbursements to which he is entitled under such procedures not later than the payroll date for the payroll period next following the date on which the Executive applies for reimbursement.
(c) Any benefits (other than severance) payable to the Executive under any of the Employing Companies’ incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

7. Non-Change of Control Severance Benefit.
(a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 19, (ii), the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section, the Employing Companies shall provide the Executive with the payments and benefits set forth in this Section, if during the Term and before the occurrence of a Change of Control, either (1) the Employing Companies Terminate the Executive’s Employment (other than a termination for Unacceptable Performance, Disability, or death pursuant to Section 10), or (2) the Executive voluntarily Terminates his Employment for Good Reason pursuant to Section 11. Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to benefits pursuant to this Section if he is entitled to benefits pursuant to Section 8. Any amount payable to the Executive pursuant to this Section is in addition to amounts already owed to the Executive by the Employing Companies and is in consideration of the covenants set forth in this Agreement and/or the Release.
(b) As soon as administratively feasible (and not more than five (5) business days) after the Company’s receipt of the Release and the expiration of any applicable waiting periods contained herein, the Employing Companies shall pay to the Executive a single lump sum payment equal to the Executive’s Weekly Pay multiplied by fifty-two (52).
(c) If permissible under the Employing Companies’ group medical plan and if properly elected by the Executive, the Employing Companies shall pay for the cost of COBRA continuation coverage for the Executive (and his spouse and dependents, if any, covered by the Employing Companies’ group medical plan on the Termination Date), for twelve (12) months following his Termination of Employment (or such shorter period during which such person is eligible for COBRA continuation coverage). For purposes of the preceding sentence, the term “COBRA continuation coverage” shall include coverage substantially similar to the COBRA continuation coverage provided after eighteen (18) months following the Executive’s Termination Date, provided that the Executive (and his spouse and/or dependents, if applicable) would be eligible for COBRA continuation coverage if the eighteen (18)-month maximum coverage period had not expired.
(d) If permissible under the Employing Companies’ group term life insurance plan, whether through conversion or otherwise, the Employing Companies shall continue to provide term life insurance coverage substantially the same as that provided for the Executive immediately before his Termination of Employment and shall pay for the cost thereof for twelve (12) months following his Termination of Employment.
(e) The Employing Companies shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following his Termination of Employment and provided by a firm of the Executives’ choice, up to a total of Fifteen Thousand Dollars ($15,000). Reimbursements for outplacement expenses incurred during a calendar year shall be paid not later than March 15 of the following year.
(f) To the extent that coverage or benefits under Subsection (c), (d), or (e) result in taxable income to the Executive, the Employing Companies shall reimburse the Executive for any taxes payable on account of such coverage, so that the Executive is in the same after-tax position in which he would have been had such reimbursements not been taxable. The Employing Companies shall pay the reimbursement required by the preceding sentence as soon as administratively practicable after the Executive demonstrates payment of the related taxes and not later than the last day of the calendar year in which such taxes are paid.

(g) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) greater than one hundred percent (100%) of the Parachute Payment Limit, the provisions of Section 9 shall apply as if set out in this Section 7.
(h) Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted. Furthermore, the obligations of the Employing Companies to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Company regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).
8. Change of Control Severance Benefit.
(a) Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 19, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section, the Employing Companies shall provide the Executive with the payments and benefits set forth in this Section, if (i) during the Term and concurrent with or within twelve (12) months after a Change in Control, the Executive voluntarily terminates his Employment by providing thirty (30) days prior written notice to the Company, or (ii) during the Term and concurrent with or within two (2) years after a Change of Control, either (A) the Employing Companies Terminate the Executive’s Employment (other than a termination for Cause, Disability, or death pursuant to Section 10), or (B) the Executive voluntarily Terminates his Employment pursuant to Section 11 for Good Reason.
(b) As soon as administratively feasible (and not more than five (5) business days) after the Company’s receipt of the Release and the expiration of any applicable waiting periods, the Employing Companies shall pay to the Executive a single lump sum payment in an amount equal to the product of (i) two (2) times (ii) the sum of (A) the Executive’s annual base salary, at the greater of the rate in effect on the Change of Control Date or the Termination Date, plus (B) the Executive’s target bonus for the year containing the Change in Control Date or, if greater, for the year preceding the Change in Control Date, subject to the limitations and reimbursement provisions of Subsection (h) and Section 9.
(c) If permissible under the Employing Companies’ group medical plan, the Employing Companies shall continue to provide group medical coverage for the Executive (and his spouse and dependents, if any, covered by the Employing Companies’ group medical plan on the Termination Date), for the twenty-four (24) month period following his Termination of Employment. Such coverage shall be at the Employing Companies’ expense and shall be the same as that offered to active employees under the Employing Companies’ group medical plan. If the coverage described in the preceding provisions is not available under the Employing Companies’ group medical plan, the Employing Companies shall provide for substantially similar coverage at their expense. Coverage provided pursuant to this Subsection shall be concurrent with any required continuation coverage period under COBRA.

(d) For the twenty-four (24) month period following the Executive’s Termination of Employment, the Employing Companies shall continue to provide term life insurance coverage substantially the same as that provided for the Executive immediately before his Termination Date.
(e) The Employing Companies shall pay the cost of outplacement services incurred by the Executive during the twelve (12) month period following his Termination of Employment and provided by a firm of the Executives’ choice, up to a total of Fifteen Thousand Dollars ($15,000). Reimbursements for outplacement expenses incurred during a calendar year shall be paid not later than March 15 of the following year.
(f) To the extent that coverage or benefits under Subsection (c), (d), or (e) results in taxable income to the Executive, the Employing Companies shall reimburse the Executive for any taxes payable on account of such coverage, so that the Executive is in the same after-tax position in which he would have been had such reimbursements not been taxable. The Employing Companies shall pay the reimbursement required by the preceding sentence as soon as administratively practicable after the Executive demonstrates payment of the related taxes and not later than the last day of the calendar year in which such taxes are paid.
(g) All outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the Executive’s Termination of Employment.
(h) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Code Section 280G and the guidance thereunder) greater than one hundred percent (100%) of the Parachute Payment Limit, the provisions of Section 9 shall apply as if set out in this Section 8.
(i) Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted. Furthermore, the obligations of the Employing Companies to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

9. Provisions Relating to Parachute Payments.
(a) If payments and benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments to the Executive with a value equal to or greater than one hundred percent (100%) but less than one hundred ten percent (110%) of the Parachute Payment Limit, the amount payable pursuant to Subsection 7(b) or 8(b), as applicable, shall be reduced so that the value of all Parachute Payments to the Executive, whether or not made pursuant to this Agreement, is equal to the Parachute Payment Limit minus One Dollar ($1.00).
(b) To the extent that payments or benefits to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would result in total Parachute Payments with a value equal to or greater than one hundred ten percent (110%) of the Parachute Payment Limit, the Employing Companies shall pay to the Executive a single lump sum payment equal to the sum of: (i) the excise taxes payable by Executive as a result of any Excess Parachute Payments and (ii) all federal, state, and local employment, income, and excise taxes payable by the Executive on account of a reimbursement pursuant to clause (i) or (ii) of this Subsection, so that the Executive is in the same after-tax position in which he would have been had no portion of the Parachute Payments to him been subject to Code Section 4999. The Employing Companies shall make the payment required by this Subsection as soon as administratively practicable after the Executive presents evidence of the taxes for which reimbursement is due hereunder and under no circumstances after the end of the year in which such taxes are paid.
(c) The amount of Parachute Payments and the Parachute Payment Limit shall be determined as provided in this Subsection (c). The Company shall direct its independent auditor (“Auditor”) or such other accounting firm experienced in such calculations and acceptable to the Executive to determine whether any Parachute Payments exceed the Parachute Payment Limit and the amount of any adjustment required by Subsection (a) or reimbursement required by Subsection (b). The Company shall promptly give the Executive notice of the Auditor’s determination. All reasonable determinations made by the Auditor under this Subsection shall be binding on the Employing Companies and the Executive and shall be made within thirty (30) days after the Executive’s Termination of Employment. If, as a result of a later determination by the Internal Revenue Service, the Executive incurs additional taxes as a result of Parachute Payments in excess of the Parachute Payment Limit that have not been fully reimbursed and grossed-up pursuant to Subsection (b), the Employing Companies shall promptly pay to the Executive the amount of any additional taxes, interest, and penalties owed by the Executive as a result of such determination by the Internal Revenue Service, fully grossed up, so that the Executive is in the same after-tax position in which he would have been had such additional taxes not been owed. The Employing Companies shall make the payment required by the preceding sentence as soon as administratively practicable after the Executive presents evidence of the additional taxes for which reimbursement is due hereunder and under no circumstances after the end of the year in which such taxes are paid.
10. Termination of Employment by the Company for Cause, Unacceptable Performance, Disability, or Death.
(a) The Company may cause a Termination of the Executive’s Employment for Unacceptable Performance or Disability at any time before a Change in Control. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act(s) or failure(s) constituting Unacceptable Performance or the circumstances constituting Disability. If the Board’s notice identifies an act or failure constituting Unacceptable Performance that is subject to correction under the definition of Unacceptable Performance and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall Terminate on such date.

(b) The Company may cause a Termination of the Executive’s Employment for Cause or Disability at any time concurrent with or after a Change in Control. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act(s) or failure(s) constituting Cause or the circumstances constituting Disability. If the Board’s notice identifies an act or failure constituting Cause, it shall be accompanied by a resolution duly adopted by not less than three-quarters (3/4) of the entire membership of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board), finding, in the reasonable opinion of the Board, that one or more of the events of Cause listed above has occurred and specifying the details thereof. If the act or failure constituting Cause is subject to correction under the definition of Cause and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall Terminate on such date.
(c) If the Executive dies before Termination of his Employment, his employment shall terminate automatically on the date of his death.
(d) In the case of a Termination of Employment pursuant to this Section, the Executive shall not be entitled to benefits or payments pursuant to Section 7 or 8.
11. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a notice of termination specifying the event of Good Reason and notifying the Company of his intention to Terminate his Employment upon the Employing Companies’ failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Employing Companies fail to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s Employment shall Terminate as of the end of such period, and the Executive shall be entitled to benefits as provided in Section 6 and Section 7 or 8, as applicable.
12. Withholding and Taxes. The Employing Companies may withhold from any payment made hereunder (i) any taxes that the Employing Companies reasonably determine are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Employing Companies are authorized to withhold. Except for employment taxes that are the obligation of the Employing Companies, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

13. Use and Disclosure of Confidential Information.
(a) The Executive acknowledges and agrees that (i) by virtue of his employment, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employing Companies, he has a duty of fidelity, loyalty, and trust to the Employing Companies in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employing Companies. The Executive shall follow all Employing Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.
(b) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Employing Companies.
(c) From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

14. Ownership of Documents and Return of Materials At Termination of Employment.
(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his employment shall be deemed to be property of the Employer. The Executive shall use Company Documents and information contained therein only in the course of his employment for the Employing Companies and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company’s Business.
(b) Upon Termination of Employment, the Executive shall immediately deliver to the Employing Companies (with or without request) all Company Documents and all other Employer property in the Executive’s possession or under his custody or control.
15. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of two (2) years following the Termination of the Executive’s Employment, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Employer or competitive with the Company’s Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Employer or otherwise competitive with the Company’s Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Employer to terminate, reduce, limit, or change its business or relationship with the Employer, or (iv) induce, request, or attempt to influence any employee of the Employer to terminate his employment with the Employer.
16. Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Employing Companies, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Employer. Accordingly, during the term of this Agreement and for a period of two (2) years following the termination of his employment, the Executive shall not, directly or indirectly:
(a) as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company’s Business, in the same or similar capacity as the Executive worked for the Employing Companies, or in such capacity as would cause the actual or threatened use of the Employer’s trade secrets and/or Confidential Information; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Employing Companies’ employ, and the level and depth of trade secrets and Confidential Information entrusted to him, any immediately subsequent (i.e. within two (2) years) employment with a competitor to the Company’s Business would result in the inevitable use or disclosure of the Employer’s trade secrets and Confidential Information and, therefore, this two (2) year restriction is reasonable and necessary to protect against such inevitable disclosure; or

(b) offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within two (2) years preceding such offer or provision of employment has been, an employee of the Employer.
The restrictions on the activities of the Executive contained in this Section shall be limited to the following geographical areas:
(c) within a fifteen (15) mile radius of each banking center location operated by the Employer on the Executive’s Termination Date;
(d) within each county in which a banking center location is operated by the Employer on the Executive’s Termination Date;
(e) within a fifty (50) mile radius of Company’s corporate headquarters address in Evansville, Indiana;
(f) within each city, town, and county in which the Employer began expansion or acquisition planning or efforts during the Executive’s employment with the Employing Companies, and about which Executive gained knowledge of Confidential Information or bore responsibility for expanding the Company’s Business;
17. Remedies. The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the Restrictive Covenants. Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Company’s Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company. The existence of any claim or cause of action that the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.
18. Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants described in Sections 15 and 16 shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified in Sections 15 and 16 following Termination of the Executive’s Employment. The Company and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 15 and 16 are reasonable in view of the nature of the Company’s Business and the Executive’s advantageous knowledge of and familiarity with the Company’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Sections 15 and 16 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

19. Release. For and in consideration of the foregoing covenants and promises made by the Company, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release the Employer and all other persons named in the Release from any and all causes of action that the Executive has or may have against the Employer or any such person before the effective date of the Release, other than a breach of this Agreement. The Release shall be substantially in the form attached hereto as Exhibit I. The Company shall provide the Release to the Executive upon his Termination of Employment or within ten (10) days thereafter. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE AS PROVIDED IN THE RELEASE WITHIN TWENTY-ONE (21) DAYS AFTER RECEIVING IT.
20. Reimbursement of Certain Costs.
(a) If the Company brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.
(b) If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Company.
(c) Any reimbursement by the Company pursuant to this Section shall be subject to compliance with applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).
21. No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company and its agents, other than statements contained in this Agreement.

22. Miscellaneous Provisions.
(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to a purchaser of all or substantially all of the assets of the Company or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Company) and, upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.
(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Chairman of the Board of Directors and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by the Chairman of the Board of Directors and the Executive.
(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.
(e) Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.
(f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive: Allen R. Mounts 1075 Jefferson Court Newburgh, IN 47630	If to the Company: Old National Bancorp Post Office Box 718 Evansville, IN 47705
ATTENTION: General Counsel
or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

(g) No Counterparts. This Agreement may not be executed in counterparts.
(h) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof. The parties hereto irrevocably consent to the jurisdiction and venue of the state courts for the State of Indiana located in Evansville, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division, located in Vanderburgh County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. The Company, in its sole discretion, may, however, bring an action against the Executive in any court where jurisdiction over the Executive may be obtained. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.
(i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Employer and the Executive with respect to the Executive’s employment or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.
(j) Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:
(1) The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(2) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.
(3) This Agreement shall be construed to comply with Code Section 409A or an exemption from the application of Section 409A.
(4) Except as provided in the preceding provisions of this Subsection, this Agreement shall be construed in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles.

23. Review and Consultation. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL.

OLD NATIONAL BANCORP

By:
Allen R. Mounts (“Executive”)		Larry E. Dunigan, Chairman of the Board of Directors

Date		Date

APPENDIX A
DEFINED TERMS
For purposes of this Agreement, the following terms shall have the meanings specified below:
“Bank” means Old National Bank, the Company’s principal subsidiary, and any successor to all or substantially all of its business.
“Board” or “Board of Directors” means the Company’s Board of Directors or the committee of the Board authorized to act of the Board’s behalf.
“Cause” means any of the following:
(1) the Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation;
(2) the Executive’s willful and material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board of Directors specifying such failure in detail;
(3) the Executive’s willful and material violation of the Employing Companies’ code of ethics or written harassment policies;
(4) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Executive’s employment be terminated;
(5) the Executive’s arrest or indictment for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or
(6) the Executive’s intentional breach of a material term, condition, or covenant of this Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board of Directors specifying such breach in detail.
For purposes of this definition, no act or failure to act shall be considered “willful,” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Employer’s best interests.
“Change in Control” means the first occurrence of any of the following events:
(1) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than the Company, a subsidiary, and any employee benefit plan of the Company or a subsidiary, of twenty-five percent 25%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s then outstanding voting securities;

(2) the persons who were serving as the members of the Board of Directors immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company (“Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this subsection (2);
(3) consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);
(4) a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or
(5) the shareholders of the Company approve a liquidation of the Company.
“Change of Control Date” means the date on which a Change of Control occurs.
“COBRA” refers to the group health plan continuation requirements in Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” means Old National Bancorp and any successor to all or substantially all of its business.

“Company’s Business” means, collectively, the products and services provided by the Employer, including the following:
(1) community banking, including lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, and other general banking services;
(2) investment and brokerage services, including a full array of investment options and investment advice;
(3) treasury segment, including investment management, wholesale funding, interest rate risk, liquidity and leverage management, capital markets products (including interest rate derivatives, foreign exchange, and industrial revenue bond financing);
(4) wealth management, including fiduciary and trust services, fee-based asset management, and mutual fund management; and
(5) insurance agency services, including full-service insurance brokerage services, such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration, and personal insurance.
“Compensation” means, as of the Termination Date, the Executive’s annual base salary then in effect, plus the targeted cash incentive that the Executive would have been eligible to receive in the year in which the Termination Date occurs. For purposes of the preceding sentence, any reduction in the Executive’s annual base salary or targeted cash incentive that is an event of Good Reason shall be disregarded.
“Confidential Information” means the following:
(1) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or
(2) trade secrets of the Employer (as defined in Indiana Code §24-2-3-2, as amended, or any successor statute).
Confidential Information includes, but is not limited to: (i) information about the Employer’s employees; (ii) information about the Employer’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

“Customer” means a person or entity who is a customer of the Employer at the time of the Executive’s Termination of Employment or with whom the Executive had direct contact on behalf of the Employing Companies at any time during the period of the Executive’s employment with the Employing Companies.
“Disability” means that the Executive is disabled within the meaning of the long-term disability policy of the Employing Companies, as in effect on the earlier of the Termination Date or the Change of Control Date. Termination of the Executive’s Employment on account of Disability shall not affect his eligibility for benefits under any disability policy or program of the Employer.
“Employer” means the Company and any other employer that is treated as a single employer with the Company pursuant to Code Section 414(b), (c), or (m).
“Employing Company” means the Company or the Bank.
“Excess Parachute Payment” has the meaning given to such term in Code Section 280G(b)(1).
“Good Reason” means, for purposes of Section 7, any of the following without the express written consent of the Executive:
(1) a material reduction in the Executive’s duties, responsibilities, or status with the Employing Companies;
(2) a reduction in the Executive’s base compensation or failure to include the Executive with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Employing Companies from time to time;
(3) a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than fifty (50) miles from the location at which his office is located on the effective date of this Agreement; or
(4) the Company’s material breach of this Agreement.

“Good Reason” means, for purposes of Section 8, any of the following, without the express written consent of the Executive, during the two (2) year period beginning on the Change of Control Date:
(1) assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities, or status with the Employing Companies immediately before the Change of Control Date;
(2) a substantial reduction of the Executive’s duties or responsibilities, or any removal of the Executive from, or any failure to re-elect the Executive to, any positions held by the Executive immediately before the Change in Control Date;
(3) a reduction by the Employing Companies in the compensation or benefits of the Executive in effect immediately before the Change in Control Date, or any failure to include the Executive, at a level equal to or better than any other senior executive of an Employing Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Employing Companies;
(4) a reduction in the Executive’s total compensation opportunity;
(5) a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than fifty (50) miles from the location at which his office is located immediately before the Change of Control Date (disregarding any change in location in anticipation of the Change of Control); or
(6) the Company’s material breach of this Agreement.
“Parachute Payment” has the meaning give to such term in Code Section 280G(b)(2).
“Parachute Payment Limit” means three (3) times the base amount, as defined by Code Section 280G(b)(3).
“Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Employer’s sales or marketing activities during the one year period preceding the Executive’s Termination of Employment.
“Release” means the release referred to in Section 19.
“Restrictive Covenants” means the restrictions contained in Sections 13, 14, 15, and 16.
“Term” means the term of this Agreement, including any extensions thereof, as determined pursuant to Section 2.
“Termination Date” means the effective date of the Executive’s Termination of Employment.
“Termination of Employment” means the Executive’s separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

“Unacceptable Performance” means any of the following:
(1) the Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation;
(2) the Executive’s material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within a reasonable period after receiving written notice from the Board of Directors describing such failure in detail;
(3) the Executive’s violation of any code of ethics or business conduct or written harassment policies of the Employing Companies that continues after the Board has provided notice to the Executive that the continuation of such conduct will result in Termination of the Executive’s Employment;
(4) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Executive be removed from his position or the institution by such an agency of a formal enforcement proceeding against the Company or the Executive specifically naming the Executive as a person with substantial involvement in the acts (or omissions) that are the subject of such proceeding, and seeking that the Executive cease and desist from such acts (or omissions) in connection with his duties or seeking civil money penalties as a result of his past acts (or omissions);
(5) the Executive’s arrest or indictment for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or
(6) the Executive’s breach of a material term, condition, or covenant of this Agreement and the failure to correct such breach promptly following receipt of written notice from the Board of Directors describing such breach in detail.
“Weekly Pay” means the Executive’s Compensation divided by fifty-two (52).

EXHIBIT I
RELEASE OF ALL CLAIMS
FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Old National Bancorp (including all subsidiaries and affiliates) (“Company”) and its agents as set forth herein.
1. The Executive releases, waives and discharges the Company and its agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Company, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Company’s breach of Section 6 of the Employment Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.
2. The Executive further acknowledges that the Company has advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.
3. The Executive agrees that the Executive is signing this Release of his own free will and is not signing under duress.
4. In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.

5. In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:
Old National Bancorp
Attn: General Counsel
One Main Street
Evansville, IN 47708
NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.
6. The “Company and its agents,” as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.
7. The Executive agrees to refrain from making any disparaging remarks concerning the Company or its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company’s directors and/or officers and not to unauthorized communications by the Company’s employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.
PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.